[LETTERHEAD OF CONTINENTAL BANK]

                                                            August 22, 1997
Dear Fellow Stockholders:

         As you probably know, the Board of Directors of Continental Bank has unanimously approved an Agreement and Plan of Merger under which Continental Bank will merge with Reliance Bancorp, Inc. ("Reliance"). We are very excited about this merger and think that this is an extremely positive development for our stockholders, our customers and the communities we serve.

         In order for us to consummate the merger with Reliance, we need the affirmative vote of the holders of two-thirds of the outstanding shares of Continental common stock. I therefore urge you to sign and return the enclosed proxy card as soon as possible even if you intend to go to the Special Meeting, which will be held on September 25, 1997.

         I encourage you to read carefully the enclosed Proxy Statement-Prospectus-it contains a great deal of important information about the merger. While that document should be the basis for your decision, I thought it would be helpful to you to highlight some commonly asked questions and provide you with answers for the key features of the merger that are discussed in more detail in the Proxy Statement-Prospectus.

Q.       WHAT AM I BEING ASKED TO VOTE ON?

A. You will be asked to vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 3, 1997 and amended as of July 1, 1997, by and among Reliance, Reliance Federal Savings Bank, a wholly owned subsidiary of Reliance and Continental Bank, pursuant to which Continental Bank will merge with and into Reliance Federal Savings Bank, with Reliance Federal Savings Bank being the resulting entity.

Q.       WHY SHOULD I VOTE FOR THE MERGER?

A. Your Board believes that the merger of Continental and Reliance will provide significant value to Continental stockholders and also enable them to participate in the opportunities for growth that the Board believes the Merger makes possible.

Q.       WHAT ARE THE POSITIONS OF THE RESPECTIVE BOARDS OF DIRECTORS?

A. The Continental Board has unanimously approved the Merger Agreement and has determined that the Merger is in the best interest of Continental and its stockholders. The Continental Board, therefore unanimously recommends that Continental's stockholders vote FOR approval of the Merger Agreement. The Merger Agreement has also received the unanimous approval of the Board of Directors of Reliance.




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Q.       HOW MANY SHARES WILL I RECEIVE?

A. Upon consummation of the merger, each share of Continental you own will be converted into 1.1 shares of Reliance. For example, if you own 10 shares of Continental Bank common stock you will receive 11 shares of Reliance common stock subsequent to the merger.

Q.       WHAT HAPPENS TO FUTURE DIVIDENDS?

A. Historically, Reliance has paid a quarterly dividend since the quarter ended September 30, 1994 and currently pays a quarterly dividend of $0.16 per share which is equivalent to an annual per share dividend of $0.64 per share. Based on the Continental exchange ratio of 1.1 shares of Reliance, the estimated dividend pay-out would be equivalent to a quarterly dividend of $0.176 per share annualized at a rate of $0.70 per share. Please note that there can be no assurance that Reliance will continue to pay future dividends, as the payment of dividends is subject to a number of factors, including but not limited to regulatory restrictions, company profitability and Board discretion.

Q.       WHAT DO I NEED TO DO NOW?

A. It is important that your shares be voted. Your vote is very important regardless of the number of shares you own. A failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the Merger Agreement. Therefore I urge you once again to fill in, sign, date and properly return the enclosed proxy card in the enclosed postage paid envelope as soon as possible to assure that your shares will be voted at the Special Meeting.

Q.       HOW MANY VOTES ARE NEEDED TO APPROVE THE TRANSACTION?

A. Your vote is very important regardless of the number of shares you own. In order for us to consummate the merger with Reliance, we need the affirmative vote of the holders of two-thirds of the outstanding shares of Continental common stock. I therefore urge you to sign and return the enclosed proxy card as soon as possible even if you intend to go to the Special Meeting.

Q.       WHAT WILL HAPPEN IF I DON'T VOTE?

A. A failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the Merger Agreement.

Q.       SHOULD I SEND IN MY STOCK CERTIFICATES WITH THE PROXY CARD?

A. No. Continental stock certificates should NOT be returned with the enclosed proxy card and should not be forwarded to the Exchange Agent until a Continental stockholder has received a Letter of Transmittal and related forms, which will not occur until shortly after the Merger is consummated.



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Q.       WILL RELIANCE'S SHARES BE LISTED ON A STOCK EXCHANGE?

A. Yes. The stock of Reliance is traded on The Nasdaq Stock Market's National Market System under the symbol RELY.

REMEMBER, IT IS IMPORTANT THAT YOU READ THE ENCLOSED PROXY STATEMENT-PROSPECTUS AND SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT TO US REGARDLESS OF THE NUMBER OF SHARES YOU OWN. DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

Thank You.

                                      Sincerely,



                                      John P. Sullivan
                                      President and
                                      Chief Executive Officer